Exhibit 99.1

MINNEAPOLIS, MN, June 03, 2021 -- via New Media Wire -- Mitesco, Inc. (OTCQB: MITI) ("Mitesco" or the "Company"), a leading operator of wellness clinics that combines technology and customized personal care plans, announced the appointment of Ms. Sheila Schweitzer to its Board of Directors. Ms. Schweitzer has over 30 years of experience in the healthcare industry as a company founder, executive, investor, and outside advisor.

Larry Diamond, Chief Executive Officer of Mitesco, said, "We believe that the implementation of technology along with professional healthcare services is the best approach to reducing the cost of healthcare while increasing quality for the benefit of the client. Sheila has founded successful healthcare technology companies, held senior leadership positions in healthcare and identified promising young healthcare companies as a private equity investor. We believe she can help us continue our growth trajectory and find additional long-term solutions for the enhancement of patient care."

Sheila was COO for MedUnite from 2001 through 2003, a provider of electronic healthcare transaction processing services.  From 2003 through 2009 she was CEO of CareMedic Systems, an industry leader in proactive financial management for hospitals and providers. CareMedic was acquired by Optum Insight in November 2009. From 2009 through 2011 Ms. Schweitzer was Senior Vice President of Strategy at Optum Insight, a part of United Healthcare Group, a provider of data, analytics, research, consulting, technology and managed services solutions to hospitals, physicians, health plans, governments, and life sciences companies. From 2012 through 2017 Ms. Schweitzer was CEO of Patient Matters, LLC a healthcare Revenue Cycle Management Company. Patient Matters unifies disparate registration, bill estimation and financial services with intelligent workflows and eligibility services, improving revenue realization for hospitals. Patient Matters was acquired by First Source in December 2020.

As an investor, Ms. Schweitzer was a Co-Founder of Blue Ox Healthcare Partners in 2009, a private equity firm investing growth capital in commercial-stage healthcare companies. Blue Ox has led over $150 million of equity investments, including nearly $65 million of direct investments by Blue Ox.  Ms. Schweitzer currently is an Executive Advisor with HLM Venture Partners.

Commenting on her appointment, Ms. Schweitzer said, "The team at Mitesco has the potential to be a leader in healthcare services. Mitesco is placing itself at the intersection of healthcare and technology to improve the consumer experience. Utilizing technology is an integral component of personalizing the healthcare experience and can aid in our focus on 'whole-person' healthcare. I look forward to joining the team and bringing my years of experience to this exciting and growing organization."

Our Operations and Subsidiaries: The Good Clinic, LLC, and Acelerar Healthcare Holdings, LTD.

The Good Clinic, LLC (www.thegoodclinic.com) is a wholly owned subsidiary of Mitesco N.A. LLC, the holding company for North American operations. The Good Clinic plans to build out a network of clinics using the latest telehealth technology with the nurse practitioner operating as its primary healthcare provider. It will begin in Minneapolis and plans to expand nationwide. Today, 23 states facilitate nurse practitioners practicing to the full scope of their skills and training. The executive team at The Good Clinic™ includes several of the key executives who brought Minute Clinic (previously known as Quickmedix) to scale, which was acquired by CVS for $170 million in 2006.

Acelerar Healthcare Holdings, LTD. is the Company's wholly owned, Dublin, Ireland-based entity for its future European operations.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than the statement of historical fact contained in this press release are forward-looking statements. In some case, forward-looking statements can be identified by terminology such as "anticipate," "believe," "can," "continue," "could," "estimate, "expect," "intend," "may," "plan," "potential," "predict," "project," "should," or "will" or the negative of these terms or other comparable terminology and include statements regarding the implementation of technology along with professional healthcare services being the best approach to reducing the cost of healthcare while increasing the quality for the benefit of the client, Ms. Schweitzer helping the Company continue its growth trajectory and find additional long-term solutions for enhancement of patient care, the potential for the team at Mitesco to become a leader in healthcare services, and plans to expand The Good Clinic concept of care to additional locations. These forward-looking statements are based on expectations and assumptions as of the date of the press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the contribution of Ms. Schweitzer to the Company's growth and success, our ability to  establish the Company as a leader in healthcare services, our ability to expand The Good Clinic concept of care to additional locations as planned, and the other risk factors discussed in Mitesco, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Investor Relations Contacts:

Brian M. Prenoveau, CFA or Brooks Hamilton
MZ Group - MZ North America
561-489-5315
MITI@mzgroup.us